Exhibit 99.2
ANNUAL ISSUER’S CERTIFICATE
For Year Ended December 31, 2005
DAIMLERCHRYSLER FINANCIAL SERVICES AMERICAS LLC
DAIMLERCHRYSLER MASTER OWNER TRUST
The undersigned, duly authorized representatives of DaimlerChrysler Financial Services Americas LLC (“DCFS”), as Administrator of DaimlerChrysler Master Owner Trust (the “Issuer”), pursuant to the Amended and Restated Indenture, dated as of December 16, 2004 (as amended and supplemented, the “Agreement”), by and among the Issuer and The Bank of New York, as Trustee, does hereby certify that:
1.	DCFS is, as of the date hereof, the Administrator under the Agreement.

2.	The undersigned are Officers of the Administrator and are duly authorized pursuant to the Agreement to execute and deliver this Certificate on behalf of the Issuer to the Trustee.

3.	A review of the activities of the Issuer during the calendar year ended December 31, 2005 and of the Issuer’s performance under the Agreement was conducted under our supervision.

4.	Based on such review, the Issuer has, to the best of our knowledge, complied in all material respects with all conditions and covenants under the Agreement throughout such year and no default in the performance of such obligations has occurred or is continuing except as set forth in paragraph 5 below.

5.	There were no defaults made by the Issuer in the performance of its obligations under the provisions of the Agreement during the year ended December 31, 2005.
Capitalized terms used but not defined herein are used as defined in the Agreement.
IN WITNESS WHEREOF, the undersigned has duly executed this Certificate this 24th day of March, 2006.

/s/ Andree Ohmstedt	/s/ Mark L. Davis

Andree Ohmstedt	Mark L. Davis
Vice President and	Assistant Controller
Controller	Financial Reporting & Policy